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                           SELECT MEDICAL CORPORATION

                     4716 Old Gettysburg Road P.O. Box 2034
                        Mechanicsburg, Pennsylvania 17055

                                  March 1, 2000

Mr. Scott A. Romberger
Select Medical Corporation
4716 Old Gettysburg Road
P.O. Box 2034
Mechanicsburg, PA 17055

     Re:  Agreement in the Event of a Change of Control of SMC
          ----------------------------------------------------

Dear Mr. Romberger:

          The following will confirm the agreement of Select Medical Corporation, a Delaware corporation (the "Company"), with you concerning the consequences upon certain terminations of your employment in connection with a change in control of the Company.

          In consideration of your past and continued service to the Company and in consideration of the mutual covenants and agreements contained in this letter (this "Letter Agreement"), the Company and you hereby agree, intending to be legally bound hereby, as follows:

          1. Covered Termination. A "Covered Termination" shall be deemed to
             -------------------
occur if your employment with the Company terminates under any one of the following circumstances: (i) within the two-year period immediately following a Change of Control (as defined below), your employment with the Company (a) is terminated by the Company without Cause (as defined below), (ii) within the six-month period immediately following a Change of Control, you terminate your employment with the Company for Good Reason (as defined below), or (iii) within the six-month period preceding a Change of Control, your employment is terminated by the Company other than for Cause, and you reasonably demonstrate that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control.

          2. Payments Upon a Covered Termination. If a Covered Termination
             -----------------------------------
occurs, then (i) the Company agrees that such termination is not a voluntary termination or a termination "for cause" as contemplated by any of the Company's stock option or other incentive plans and any stock option or other award agreements entered into between you and the Company (including agreements that may be entered into in the future in connection with additional awards granted pursuant to any Company plan, the "Award Agreements") and the Company agrees that all unvested, unexercised stock options held by you which were granted to you by the Company shall become fully vested and exercisable as of the date of the Covered Termination and you will have the right to exercise, at any time prior to the earlier of three months after the date of termination or the expiration date of such option, all such options to purchase the Company's stock notwithstanding any contrary vesting
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schedule that may be contained in the applicable plan or Award Agreement, and
(ii) the Company will, on or before your last day as an employee of the Company, pay to you, in lieu of any other rights to cash compensation other than the payment of your salary for services performed before the date of termination and as a severance benefit, a lump sum cash payment equal to your total base salary plus bonus compensation from the Company for the preceding three years (or, if you shall have been employed for less than three years, an amount equal to three times your average total annual cash compensation for base salary and bonus for your years of service to the Company).

          3. Definitions.
             -----------

          (a) Change of Control.
              -----------------

               (i) Prior to a Public Offering(as defined below), a "Change of Control" shall be deemed to have occurred, subject to Section 3(a)(iii) below, upon (i) any sale, lease, exchange or other transfer of all or substantially all of the property and assets of the Company (on a consolidated basis) to an entity, other than an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to such sale or other transfer, (ii) any merger or consolidation to which the Company is a party and as a result of which the holders of the voting securities of the Company immediately prior thereto own less than a majority of the outstanding voting securities of the surviving entity immediately following such transaction, or
(iii) any person's (excluding WCAS, GTCR and Thoma Cressey Partners, the financial sponsors of the Company as of the date hereof), including a group's, becoming the beneficial owner of securities representing more than 50% of the voting securities of the Company then outstanding.

               (ii) Following a Public Offering, a "Change of Control" shall be deemed to have occurred if, subject to Section 3(a)(iii) below, (i) any person including a group, but excluding any stockholder of the Company who immediately prior to the Public Offering beneficially owned 12% or more of the Company's outstanding shares, becomes the beneficial owner of shares of the Company having more than 50% of the total number of votes that may be cast for the election of directors of the Company, (ii) any person including a group, other than you or any group of which you are a party, increases its beneficial ownership of shares of the Company beyond such person's ownership immediately after the Public Offering by a number of shares equal to or greater than 33% of the total number of votes that may be cast for the election of directors; (iii) the individuals who serve on the Board of Directors of the Company as of the effective date hereof (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, any person who becomes a director subsequent to the effective date hereof, whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Directors, shall for purposes of this clause (iii) be considered an Incumbent Director; (iv) the consummation of a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of the

                                       -2-
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voting securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or (v) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (on a consolidated basis), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

               (iii) Notwithstanding the foregoing, in no event shall a "Change of Control" be deemed to occur for purposes of this Letter Agreement, whether prior to or following a Public Offering, unless the total consideration for the transaction or transactions which would, absent this clause (iii), constitute a Change of Control, has a value that is equal to or greater than $3.75 per share of common stock of the Company (the "Minimum Value"); provided that such Minimum Value shall be adjusted to reflect changes to such common stock in the event of a stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, or other similar change in the structure or capitalization of the Company, or any other event which in the discretion of the Board of Directors of the Company necessitates such an adjustment.

               (iv) For purposes of this Section 3(a), (A) the terms "person," "group," "beneficial owner," and "beneficially own" have the same meanings as such terms under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (B) the term "Public Offering" shall mean the consummation of the first public offering of shares of common stock of the Company in a firm commitment underwritten offering registered under the Securities Act of 1933, as amended, on Form S-1 or its successor forms, and (C) the term "voting securities" shall mean securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).

          (b) Cause. For purposes of this Letter Agreement, "Cause" shall mean
              -----
(i) your willful and continued failure to substantially perform your duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your engaging in willful or reckless misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) your conviction of a felony involving moral turpitude; provided that an act, or failure to act, on your part shall be considered "willful" or "reckless" only if done, or omitted to be done, by you not in good faith and without a reasonable belief that his action or omission was in the best interest of the Company. Your employment shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to you (i) reasonable notice setting forth the reasons for the Company's intention to terminate your employment for Cause; (ii) an opportunity to cure any such breach during the 30-day period after your receipt of such notice; (iii) a reasonable opportunity, at any time during the 30-day period after your receipt of such notice, together with your counsel, to be heard before the Board of Directors; and (iv) a notice of termination stating that, in the good faith opinion of not less than a majority of the entire membership of the Board of Directors of the Company, you are guilty of the conduct set forth in any of clauses (i), (ii) or
(iii) of the definition of Cause above.

          (c) Good Reason. For purposes of this Letter Agreement, you shall have
              -----------
"Good Reason" to terminate your employment after a Change of Control if you make good faith determination that, as a result of such Change of Control, (x) you are unable to perform your services effectively or there is any significant adverse change in your authority or responsibilities, as performed immediately prior to such Change of Control, (y) there is a reduction by the Company in your compensation from that in effect prior to such Change of Control, or (z) you are required to be based anywhere other than the Company's principal executive offices in (or within 25 miles of) Mechanicsburg, Pennsylvania (except for required travel on the Company's business to an extent substantially consistent with your business travel obligations prior to the Change of Control).

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          4. Additional Payments.
             -------------------

          (a) If all, or any portion, of the payments or other benefits provided under any section of this Agreement, either alone or together with other payments and benefits that you receive or are entitled to receive from the Company or its affiliates, (whether or not under an existing plan, arrangement or other agreement) (collectively the "Payments") would constitute an excess "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and would result in the imposition on you of an excise tax under Section 4999 of the Code, (such excise tax, together with any interest and penalties related thereto, are hereinafter collectively referred to as the "Excise Tax") then, in addition to any other benefits to which you are entitled under this Agreement, you will be entitled to receive an additional payment (a "Gross-Up Payment") in cash, in an amount such that after you pay all taxes including, without limitation, (i) any income taxes (and any interest and penalties imposed with respect thereto) and (ii) any Excise Tax, imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Unless you and the Company otherwise agree in writing, any determination required under this
Section 4, including without limitation, the amount of payments under this
Article 6 (the "Parachute Gross-up") shall be computed and made in writing by the Employer's then independent public accountants (the "Accountants"), whose determination shall be, subject to the Employee's reasonable approval of the calculations required under this Article 6, conclusive and binding upon the Employee and the Employer for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

          (b) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that (i) Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder or that (ii) Gross-Up Payments that have been made will be determined to have been in excess of the Gross-Up Payments actually required (an "Overpayment"). In the event that you are required to make a payment of any Excise Tax, the Accountants shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit. In the event that it is finally determined that an Overpayment has occurred, you will promptly, and in any event within 30 days of such determination, refund the amount of the Overpayment, plus any interest actually paid to you with respect to the Overpayment, to the Company. The Company shall have the right with respect to the determination of either an Underpayment or an Overpayment to you to appeal the assertion of any Underpayment or to claim, and sue for, a refund of any Excise Tax paid by you upon any Payment or Gross-Up Payment, provided that the Company shall promptly reimburse you for all expenses, including counsel and accounting fees, incurred in connection with any such proceeding. Alternatively, the Company may undertake any such proceeding, and you shall cooperate with the Company in any such proceeding.

                                      -4-
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          5. Miscellaneous.
             -------------

          (a) The Company will require any purchaser of all or substantially all of the assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Letter Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if a Covered Termination had occurred. As used in this Letter Agreement, "Company" shall mean the Company as hereinbefore defined and any purchaser of its assets as aforesaid which executed and delivers the agreement provided for herein.

          (b) This Letter Agreement shall remain in effect for so long as you are employed by the Company. This Letter Agreement may not be modified or waived except in writing and agreed to by the Company and you. This Letter Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and shall inure to the benefit of your heirs.

          (c) The Company represents that this Letter Agreement has been duly authorized and is binding on and enforceable against the Company. The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

          (d) Upon payment of the amount required under paragraph 1 hereof, you shall deliver to the Company a general release of liability of the Company and its officers and directors in a form reasonably satisfactory to the Company.

          (e) All payments made pursuant to this Letter Agreement shall be subject to withholding of applicable deductions and income and employment taxes.

          (f) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails to the following addresses:

          If to Employee:

          Scott A. Romberger
          440 Boyer Street
          Halifax, PA  17032

          If to the Company:

          Select Medical Corporation
          4716 Old Gettysburg Road
          Mechanicsburg, PA 17055
          Attention: General Counsel

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          6. Entire Agreement. This writing represents the entire agreement and
             ----------------
understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may not be altered or amended except by an agreement in writing.

          Please indicate your acceptance of the above agreement by signing below in the space indicated.

                                          Very truly yours,



                                          SELECT MEDICAL CORPORATION, a Delaware
                                          corporation




                                          By: /s/ Robert A. Ortenzio,
                                             --------------------------
                                                 Robert A. Ortenzio,
                                                 President

Agreed to and accepted:



 /s/ Scott A. Romberger
--------------------------
    Scott A. Romberger


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